Exhibit 4.1

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NONE OF THIS WARRANT, SUCH SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.

THIS WARRANT AND THE SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO THE CONDITIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SPECIFIED BELOW and IN the CERTIFICATE OF INCORPORATION of THE ISSUER HEREOF (THE “COMPANY”), AS AMENDED FROM TIME TO TIME. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.

WARRANT

Issuance Date: April 3, 2017	Certificate No. [W-001/W-002]

FOR VALUE RECEIVED, Sterling Construction Company, Inc., a Delaware corporation (the “Company”), hereby grants to [OCM Sterling NE Holdings, LLC/OCM Sterling E Holdings, LLC] or its registered assigns (the “Registered Holder”) the right, upon the terms and subject to the conditions set forth herein, to purchase from the Company up to [three hundred eighty-three thousand six hundred fifty (383,650)/six hundred sixteen thousand three hundred fifty (616,350)] shares of common stock of the Company (such common stock or any successor interest for which this warrant is exercisable, as may be further adjusted from time to time in accordance herewith, the “Exercise Stock”), at a price per share equal to the Exercise Price; provided that the Registered Holder may exercise this Warrant on a “net” basis by paying the Aggregate Exercise Price (as defined below) by delivering to the Company a portion of this Warrant with a Market Price equal to such Aggregate Exercise Price. Certain capitalized terms used herein are defined in Section 6. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant. This Warrant is being issued in connection with the Loan Agreement (as defined below), as required therein, and a Registration Rights Agreement, dated as of the date hereof, between the Registered Holder and the Company (the “Registration Rights Agreement”) is concurrently being entered into in order to permit the transfer of the Exercise Stock.

This Warrant is subject to the following provisions:

Section 1.    Exercise of Warrant.

1A.            Exercise Period and Amount. The Registered Holder or the Purchaser (as defined below) may exercise, in whole or in part, the purchase rights for the Exercise Stock represented by this Warrant at any time, and from time to time up to and including the Expiration Date (the “Exercise Period”). To the extent this Warrant is not previously exercised as to all the Exercise Stock subject hereto, and if the then-current Market Price of one share of the Company’s common stock is greater than the Exercise Price then in effect, then immediately prior to the Expiration Date, this Warrant shall be deemed automatically exercised on a “net basis” basis pursuant to Section 1B(i)(e) (even if not surrendered).

1B.             Exercise Procedure.

(i)                 This Warrant shall be deemed to have been exercised when the Company has received all of the following items during the Exercise Period (the “Exercise Time”):

(a)                a completed Exercise Agreement, as described in Section 1C (the “Exercise Agreement”), executed by the Person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)               this Warrant;

(c)                if this Warrant is not registered in the name of the Purchaser, an assignment or assignments substantially in the form set forth on Exhibit I attached hereto evidencing the assignment of this Warrant to the Purchaser, in which case this Warrant may be exercised only if the Registered Holder shall have complied with the provisions set forth in Section 8;

(d)               unless this Warrant is being exercised on a “net basis,” a check or wire transfer of immediately available funds in an amount equal to the product of the Exercise Price multiplied by the number of shares of the Exercise Stock being purchased upon such exercise (the “Aggregate Exercise Price”); and

(e)                if this Warrant is being exercised on a “net basis,” in lieu of payment of the Aggregate Exercise Price, the number of shares of the Exercise Stock issuable upon exercise of this Warrant shall be reduced by a number of shares of the Exercise Stock with a Market Price equal to the Aggregate Exercise Price.

(ii)               Within five business days after the Exercise Time, the Company shall deliver an instruction letter to the Company’s transfer agent instructing that the Exercised Stock purchased upon exercise of this Warrant shall be recorded electronically in the name of the Purchaser. Unless this Warrant has expired or all of the rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five business day period, deliver such new Warrant to the Registered Holder.

(iii)             The Exercise Stock shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Exercise Stock at the Exercise Time.

(iv)             The issuance of the Exercise Stock shall be made without charge to the Registered Holder or the Purchaser for any tax with respect to such issuance or any cost incurred by the Company in connection with such exercise and the related issuance of the Exercise Stock. Each share of the Exercise Stock will, upon exercise of this Warrant in accordance with the terms hereof and payment of the Exercise Price therefor, be fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof.

(v)               The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company). Any such governmental filings or approvals required prior to or in connection with the exercise of this Warrant shall be made or obtained at the Company’s expense.

(vi)             The Company shall give the Registered Holder at least 30 days’ advance written notice of the date on which a Sale of the Company would become effective. To the extent this Warrant is not previously exercised as to all the Exercise Stock subject hereto, and if the then-current Market Price of one share of the Company’s common stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised on a “net basis” basis pursuant to Section 1B(i)(e) (even if not surrendered) as of immediately prior to the consummation of a Sale of the Company. In addition, in connection with a Sale of the Company, the Company agrees to allow the Registered Holder to participate in such Sale of the Company without the exercise of this Warrant.

(vii)           Notwithstanding anything to the contrary in Section 2E, in connection with any Organic Change following which the Registered Holder would not be entitled to exercise the Warrant for shares of stock that are listed on any domestic securities exchange, the Registered Holder may, in lieu of the adjustment mechanism in Section 2E, elect to terminate this Warrant and exchange the Warrant for cash proceeds in an amount equal to the Exercise Stock multiplied by the difference between the Market Price immediately prior to such Organic Change and the Exercise Price, with such cash to be paid by the Company (or the successor entity or purchasing entity). Such election must be made, if at all, on or prior to the effective date of such Organic Change.

(viii)         The Company shall at all times reserve and keep available out of its authorized but unissued common stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of the Exercise Stock issuable upon the exercise of this Warrant (and any other warrants issued by the Company). All shares of the Exercise Stock that are so issuable shall, when issued in accordance with the terms of this Warrant, be duly and validly issued, fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issuance thereof. The Company shall take all such actions as may be necessary to assure that all such shares of the Exercise Stock may be so issued without violation of any Applicable Law or any requirements of any domestic securities exchange upon which the Exercise Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of the Company’s common stock to be less than the number of shares of the Exercise Stock required to be reserved hereunder for issuance upon exercise of this Warrant (and any other warrants issued by the Company).

1C.             Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth on Exhibit II attached hereto, except that if the shares of Exercise Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Exercise Stock are to be issued, and if the number of the Exercise Stock to be issued does not include all the Exercise Stock purchasable hereunder, the Exercise Agreement shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof and shall indicate whether the Aggregate Exercise Price is to be paid in cash or on a “net basis”.

Section 2.    Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of the Exercise Stock obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

2A.              Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock.

(i)                 If and whenever, on or after the date hereof, the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, any shares of its common stock for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately upon such issue or sale the Exercise Price shall be reduced to the Exercise Price determined by dividing:

(1)	the sum of (x) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by

(2)	the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(ii)               Upon each such adjustment of the Exercise Price hereunder, the number of shares of the Exercise Stock acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of the Exercise Stock acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

(iii)             Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2A or Section 2B with respect to any of the following issuances or sales, or deemed issuances or sales:

(1)	shares of the Company’s common stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of the Company’s common stock that is covered by Section 2D, 2E or 2F; or

(2)	subject to the terms of this sub-clause (2), shares of the Company’s common stock actually issued pursuant to awards or issuable upon the exercise of awards, in each case made pursuant to the Sterling Construction Company, Inc. Stock Incentive Plan (the “Incentive Plan”) or any successor equity compensation plan adopted by the Company and approved by the stockholders of the Company after the date hereof (a “Successor Equity Plan”), provided that (i) such issuance is pursuant to the terms of such awards, (ii) such awards are issued at or above the then current Market Price for the Company’s common stock and (iii) the aggregate number of shares of the Company’s common stock issued pursuant to or issuable upon exercise of such awards (determined in accordance with the terms of the Incentive Plan or Successor Equity Plan, as applicable, at the time of any such award) does not exceed an aggregate maximum amount equal the sum of (A) the four hundred ninety-three thousand nine hundred twenty-one (493,921) shares of common stock that comprise the aggregate balance of shares not yet issued under the Incentive Plan, plus (B) any shares issued or issuable pursuant to any such awards outstanding on the date hereof that are hereafter forfeited and returned to the share pool of the Incentive Plan for subsequent issuance, plus (C) up to an additional five hundred thousand (500,000) shares under the Incentive Plan (upon the amendment thereof in accordance with its terms) or a Successor Equity Plan.

2B.               Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2A(i), the following shall be applicable:

(i)                 Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which the Company’s common stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of the Company’s common stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which the Company’s common stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities” is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of the Company’s common stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Company common stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Company common stock upon conversion or exchange of such Convertible Securities.

(ii)               Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which the Company’s common stock is issuable upon conversion or exchange thereof is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of the Company’s common stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issue or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which the Company’s common stock is issuable upon conversion or exchange thereof” is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of the Company’s common stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of such common stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2B, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)             Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for the Company’s common stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of the Exercise Stock issuable hereunder shall be correspondingly adjusted. For purposes of this Section 2B, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Company’s common stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price hereunder to be increased.

(iv)             Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of the Exercise Stock acquirable hereunder shall be adjusted immediately to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 2B the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

(v)               Calculation of Consideration Received. If any of the Company’s common stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any of the Company’s common stock, Options or Convertible Securities are issued or sold for any consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any of the Company’s common stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Company common stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Exercise Stock obtainable upon exercise of such Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Exercise Stock obtainable upon exercise of such Warrants. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

(vi)             Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

(vii)           Treasury Shares. The number of shares of the Company’s common stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any of its subsidiaries, and the disposition of any shares so owned or held shall be considered an issue or sale of the Company’s common stock.

2C.             Record Date. If the Company takes a record of the holders of the Company’s common stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in the Company’s common stock, Options or in Convertible Securities or (B) to subscribe for or purchase the Company’s common stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of the Company’s common stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

2D.            Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of the Exercise Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of the Exercise Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

2E.             Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, spin-off, consolidation, merger or sale of all or substantially all of the Company’s assets with, into or to another Person or other transaction, which is effected in such a way that holders of the Company’s common stock are entitled to receive (either directly or upon subsequent liquidation) stock or other equity interests, securities, assets or other property with respect to or in exchange for such common stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change that does not constitute a Sale of the Company, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder) to ensure that the Registered Holder of this Warrant shall thereafter have the right to acquire and receive (upon exercise of such Warrant and subject to the last sentence of this Section 2E), in lieu of or in addition to (as the case may be) the common stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock or equity interests, securities, assets or other property as would have been issued or payable in such Organic Change (as if this Warrant had been exercised immediately prior to such Organic Change) with respect to or in exchange for the Company’s common stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Registered Holder) with respect to such holder’s rights and interests to ensure that the provisions of this Section 2 and Section 3 shall thereafter be applicable to this Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of common stock acquirable and receivable upon exercise of this Warrant based on the relative value of the Company’s common stock and the common stock or other equity interests of the successor entity or purchasing entity). The Company shall not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holder) the obligation to deliver to each such holder (upon exercise of such Warrant and subject to the last sentence of this Section 2E) such shares of stock or equity interests, securities, assets or other property as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The Company, its successor entity or the purchaser entity, as applicable, shall promptly issue to the Registered Holder the aggregate shares of the Company’s common stock or equity interests, securities, assets or other property obtainable under this Warrant following such recapitalization, reorganization, reclassification, consolidation, merger or sale. Notwithstanding anything to the contrary in this Section 2E, the Registered Holder may, in its sole discretion, elect, pursuant to Section 1.A(vii), to receive cash in certain Organic Changes.

2F.  Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make an appropriate adjustment in the Exercise Price and the number of shares of the Exercise Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants.

2G.            Notices. Promptly upon any adjustment of the Exercise Price and/or number of shares of Exercise Stock, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. (i)                 The Company shall give written notice to the Registered Holder at least 30 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon its common stock, (B) with respect to any pro rata subscription offer (including with respect to any options, convertible securities or rights to purchase stock, warrants, securities or other property) to holders of common stock or (C) for determining rights to vote with respect to any Organic Change, Sale of the Company, dissolution or liquidation.

2H.            No Impairment.  The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under this Section 2, but shall at all times in good faith assist in carrying out of all the provisions of this Section 2 and in taking all such action as may be necessary or appropriate to protect the Registered Holder’s rights under this Section 2 against impairment.

2I.               Restricted Actions. For so long as the Registered Holder holds any portion of this Warrant (and/or the Exercise Stock issued as a result of exercise thereof), the Company shall not, and shall cause its subsidiaries not to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the right of the Company or any of its subsidiaries to fulfill its obligations under this Warrant.

2J.   Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.

Section 3.    Dividends and Distributions. If the Company declares or pays a dividend or distribution upon its common stock (a “Distribution”), then the Company shall pay to the Registered Holder (or any Person designated by the Registered Holder) at the time of payment thereof the Distribution which would have been paid to the Registered Holder on the Exercise Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Distribution or, if no record is taken, the date as of which the record holders of common stock entitled to such Distribution are to be determined.

Section 4.    Representations and Warranties of the Company. The Company represents and warrants to the Registered Holder as follows, as of the Issuance Date:

(i)                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to conduct its business as it is being conducted and to own or use the properties and assets that it purports to own or use. The Company has full power and authority to execute and deliver this Warrant and the Registration Rights Agreement, to perform its obligations hereunder (including issuing the Exercise Stock upon exercise of this Warrant) and thereunder and to consummate the transactions contemplated hereby and thereby, and all action required on the part of the Company for such execution, delivery and performance has been duly and validly taken. Each of this Warrant and the Registration Rights Agreement constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles).

(ii)               Neither the execution and delivery of this Warrant or the Registration Rights Agreement nor the consummation of the transactions contemplated hereby or thereby will (A) violate any Applicable Law or other restriction of any governmental authority to which the Company is subject or any provision of the Company’s certificate of incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject. The Company is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any governmental authority or other Person in order for the parties to enter into this Warrant or the Registration Rights Agreement and consummate the transactions contemplated hereby and thereby, other than (y) the filing with the SEC of the registration statement contemplated by the Registration Rights Agreement and such registration statement being declared effective by the SEC and (z) the filing of a Form 8-K with the SEC.

(iii)             The Company has provided to the Registered Holder true and correct copies of the Company’s certificate of incorporation and bylaws.

The Company shall reaffirm to the Registered Holder the representations and warranties set forth in this Section 4 as of each Exercise Time.

Section 5.    Representations and Warranties of the Registered Holder. The Registered Holder represents and warrants to the Company as follows, as of the Issuance Date:

(i)                 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Registered Holder are being acquired for investment for Registered Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act.

(ii)               Disclosure of Information. Registered Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.

(iii)             Investment Experience. Registered Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Registered Holder has experience as an investor in securities of companies similar to the Company and acknowledges that Registered Holder can bear the economic risk of such Registered Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Registered Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities.

(iv)             Accredited Investor Status. Registered Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(v)               The Securities Act. Registered Holder understands that this Warrant and the Exercise Stock have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Registered Holder’s investment intent as expressed herein. Registered Holder understands that this Warrant and the Exercise Stock must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Registered Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

The Purchaser shall reaffirm to the Company the representations and warranties set forth in this Section 5 (as to Purchaser) as of each Exercise Time.

Section 6.    Definitions. For the purposes of this Warrant, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (b) which beneficially owns or holds 50% or more of any class of the voting securities of such Person; (c) of which 50% or more of the voting securities is beneficially owned or held by such Person; (d) that is a trust formed and operated for the benefit of such Person or one of such Person’s Affiliates, or that is directly or indirectly through one or more intermediaries controlled by such a trust; or (e) that is the beneficiary (or an Affiliate of the beneficiary) of a trust that directly or indirectly through one or more intermediaries controls such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Allocation Percentage” means the fraction obtained by dividing (a) the number of shares of Exercise Stock, by (b) one million (1,000,000), in each case as adjusted pursuant to Section 2 hereof from time to time.

“Applicable Law” means any applicable statute, law, principle of common law, ordinance, policy, guidance, rule, administrative interpretation, regulation or Order of any governmental authority.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of the Company’s common stock actually outstanding at such time, plus the number of shares of the Company’s common stock deemed to be outstanding pursuant to Sections 2B(i) and 2B(ii) regardless of whether the Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities (directly or indirectly) convertible into or exchangeable for the Company’s common stock.

“Exercise Price” means $10.25 per share, as may be further adjusted from time to time in accordance herewith.

“Expiration Date” means the 5th anniversary of the Issuance Date.

“Market Price” means as to any security the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the domestic over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Company and the Registered Holder of Warrants representing a majority of the Exercise Stock purchasable upon exercise of all the Warrants then outstanding (without applying any marketability, minority or other discounts); provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Exercise Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

“Options” means any rights or options to subscribe for or purchase the Company’s common stock or Convertible Securities.

“Order” means any order, writ, injunction, directive, judgment, decree or other legal requirement imposed by any governmental authority.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

“Sale of the Company” means (i) any sale or transfer by the Company of all or substantially all of its assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which any Person or group other than the current stockholders of the Company and their respective Affiliates obtains possession of the voting power to appoint a majority of the surviving entity’s managers, board of directors or similar governing body, or (iii) any transfer to any third party of equity interests in the Company by the stockholders thereof as a result of which any Person or group other than the current stockholders of the Company and their respective Affiliates obtains possession of the voting power to appoint a majority of the Company’s board of directors; in each of the foregoing (i), (ii) and (iii), where the consideration for such transaction is paid solely in cash.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

Section 7.    No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights of a stockholder of the Company. Except for the automatic “net basis” exercise provisions expressly set forth in this Warrant and the automatic conversion set forth in Section 1A, no provision hereof, in the absence of affirmative action by the Registered Holder to purchase the Exercise Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of shares of the Exercise Stock acquirable by exercise hereof or as a stockholder of the Company.

Section 8.    Transferability. The Registered Holder shall be entitled to transfer any interest in this Warrant without the prior written consent of the Company. Any transfer of this Warrant shall be effective upon execution of an assignment substantially in the form set forth on Exhibit I hereto and delivery of such executed assignment to the Company. Notwithstanding the foregoing, neither this Warrant nor the Exercise Stock may be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Registered Holder to provide an opinion of counsel if the transfer is to any Affiliate of Registered Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Securities Act. The Exercise Stock shall be notated with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT DATED [____], 2017, SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND LAWS OR AN EXEMPTION THEREFROM.

Section 9.    Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the rights hereunder, and each such new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. [___], 2017, the date on which the Company initially issues this Warrant, shall be deemed to be the “Issuance Date” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are included in the definition of this “Warrant” hereunder.

Section 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or, in the case of any such mutilation upon surrender of such Warrant, the Company shall (at its expense) execute and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant and dated the date of such lost, stolen, destroyed or mutilated Warrant.

Section 11. Notices. Except as expressly set forth to the contrary in this Warrant, all notices, requests or consents provided for or permitted to be given under this Warrant must be in writing and shall be deemed delivered (a) one business day after depositing such writing with a reputable overnight courier for next day delivery, (b) three business days after depositing such writing in the United States mail, postage paid, and registered or certified with return receipt requested or (c) upon delivering such writing to the recipient in person, by courier or by facsimile transmission or email (if the facsimile or email is sent during normal business hours of the recipient; but if not, then such notice shall be deemed given on the next business day). All notices, requests and consents to be sent to the Registered Holder must be sent to or made at Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, Attention: [____],[____]@[____].com and to Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, CA 90071, Attention: Damon R. Fisher, P.C., dfisher@kirkland.com, or such other address as the Registered Holder may specify by notice to the Company. Any notice, request or consent to the Company must be sent to or made at Sterling Construction Company, Inc., 1800 Hughes Landing Boulevard, Suite 250, The Woodlands, TX 77380, Attention: Ronald A. Ballschmiede, CFO, ron.ballschmiede@strlco.com.

Section 12. Amendment and Waiver. The provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Registered Holders of Warrants representing a majority of the Exercise Stock obtainable upon exercise of the Warrants.

Section 13. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

Section 14. Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and its members. All issues concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

Section 15.Limitation on Exercise.

15A.        Limitations. Notwithstanding anything to the contrary contained herein, at any time when the exercise of this Warrant at the Exercise Price would result in an effective purchase price per share for the common stock of the Company that is less than the greater of the book value or market value per share of the Company’s common stock on the trading day immediately preceding the date of this Warrant, the maximum number of shares of common stock of the Company that may be purchased pursuant to this Warrant shall equal the product of (a) 19.99% of the shares of the Company’s common stock outstanding as of the last business day prior to the date of this Warrant, multiplied by (b) the Allocation Percentage. For the avoidance of doubt, as of the last business day prior to the date of this Warrant, [25,051,045] shares of the Company’s common stock were outstanding. Unless the Purchaser shall have received the prior approval of the Company’s stockholders, the Purchaser shall only be permitted to purchase up to a number of shares of the Company’s common stock pursuant to this Warrant such that the beneficial ownership of the Company’s common stock by the Purchaser and its Affiliates, on a pro forma basis, would represent no greater than 19.99% of the shares of the Company’s common stock outstanding after giving effect to the exercise of this Warrant and any other transactions that would occur concurrently therewith, after giving effect to all applicable adjustments under this Warrant.

15B.         Additional Payment. If the number of shares of common stock that may be purchased pursuant to this Warrant is limited by the provisions of Section 15A, then the Company shall make an additional cash payment to the Purchaser, within three business days of such exercise, in an amount equal to the product of (a) the number of shares that were not able to be issued upon such exercise as a result of Section 15A, multiplied by (b) the absolute value of the difference between the closing price per share of the Company’s common stock on the domestic securities exchange on which the Company’s common stock is listed (or, if the Company’s common stock is not listed, the average of the highest bid and lowest asked prices in the Pink OTC Markets) on the date of such exercise request and the Exercise Price. Upon the payment of the amount contemplated by this Section 15B, the Warrant shall be deemed to have been exercised for the entire number of shares indicated in the Exercise Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officer and to be dated the Issuance Date hereof.

Sterling Construction Company, Inc.

By:
Name:
Title:

Accepted and Agreed:

[OAKTREE SIG BLOCK]

By:
Name:
Title:

EXHIBIT I

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W- ), with respect to the number of shares of common stock of Sterling Construction Company, Inc. covered thereby set forth below, unto the assignee set forth below:

Names of Assignee	Address	No. of Stock

Each assignee listed above hereby acknowledges and agrees to be bound by all terms and conditions of the attached Warrant as if such assignee were signatory to this Warrant.

[NAME OF HOLDER]

By:
Name:
Title:

Agreed and acknowledged by:

[NAME OF ASSIGNEE]

By:
Name:
Title:
Date:

EXHIBIT II

EXERCISE AGREEMENT

To: Sterling Construction Company, Inc.

Dated: ________________

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-    ), hereby agrees to subscribe for the purchase of ___ shares of common stock of Sterling Construction Company, Inc., a Delaware corporation, covered by such Warrant [and makes payment herewith in full therefor at the price per unit provided by such Warrant] [and elects to effect such exercise on a “net basis”].

[NAME OF HOLDER]

By:
Name:
Title:

Address: